UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                          SCHEDULE 13G

            Under the Securities Exchange Act of 1934
                        (Amendment No. 1)


NAME OF ISSUER                CompUSA Inc. (nyse)

TITLE OF CLASS OF SECURITIES       Common

CUSIP NUMBER                  204932107


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
























                       Page 1 of 10 Pages

                               13G

CUSIP No. 204932107                               Page 2 of 10
Pages
-----------------------------------------------------------------
-------------
1.   Name of reporting person
     S.S. or I.R.S. identification no. of above person

     Marsh & McLennan Companies, Inc.
     36-2668272
-----------------------------------------------------------------
-------------
2.   Check the appropriate box if a member of a group*
     (a)(   )       (b)(   )
-----------------------------------------------------------------
-------------
3.   SEC use only

-----------------------------------------------------------------
-------------
4.   Citizenship or place of organization

     Delaware
-----------------------------------------------------------------
-------------
                                                  5.   Sole
                                   Voting Power

                                   NONE
                              -----------------------------
Number of shares                   )         6.   Shared Voting
                                   Power
Beneficially   )
Owned by each  )                   NONE
Reporting           )              -----------------------------
Person with:                       )         7.   Sole
                                   Dispositive Power

                                   NONE
                              -----------------------------
                                                  8.   Shared
                                   Dispositive Power

                                   NONE
-----------------------------------------------------------------
-------------
9.   Aggregate amount beneficially owned by each reporting person

     NONE
-----------------------------------------------------------------
-------------
10. Check box if the aggregate amount in row (9) includes certain shares*

-----------------------------------------------------------------
-------------
11.     Percent of class represented by amount in row 9

     NONE
-----------------------------------------------------------------
-------------
12.     Type of Reporting person*

     HC
-----------------------------------------------------------------
-------------

                               13G

CUSIP No. 204932107                               Page 3 of 10
Pages
-----------------------------------------------------------------
-------------
1.   Name of reporting person
    S.S. or I.R.S. identification no. of above person

       Putnam Investments, Inc.
       04-2539558
-----------------------------------------------------------------
-------------
2.   Check the appropriate box if a member of a group*
          (a)(   )       (b)(   )
-----------------------------------------------------------------
-------------
3.      SEC use only

-----------------------------------------------------------------
-------------
4.      Citizenship or place of organization

          Massachusetts
-----------------------------------------------------------------
-------------
                                                  5.   Sole
                                   Voting Power

                                   NONE
Number of       shares   )              -------------------------
----
Beneficially                       )         6.   Shared Voting
                                   Power
owned by each  )
                                   128,315
Reporting           )
Person with:   )              -----------------------------
                                                  7.   Sole
                                   Dispositive Power

                                   NONE
                              -----------------------------
                                                  8.   Shared
                                   Dispositive Power

                                   7,388,149
-----------------------------------------------------------------
-------------
9.   Aggregate amount beneficially owned by each reporting person

          7,388,149
-----------------------------------------------------------------
-------------
10. Check box if the aggregate amount in row (9) includes certain shares*

-----------------------------------------------------------------
-------------
11.     Percent of class represented by amount in row 9

          8.1%
-----------------------------------------------------------------
-------------
12.     Type of Reporting person*

       HC
-----------------------------------------------------------------
-------------

                               13G

CUSIP No. 204932107                               Page 4 of 10
Pages
-----------------------------------------------------------------
-------------
1.      Name of reporting person
        S.S. or I.R.S. identification no. of above person

        Putnam Investment Management, Inc.
       04-2471937
-----------------------------------------------------------------
-------------
2.      Check the appropriate box if a member of a group*
          (a)(   )       (b)(   )
-----------------------------------------------------------------
-------------
3.      SEC use only

-----------------------------------------------------------------
-------------
4.   Citizenship or place of organization

     Massachusetts
-----------------------------------------------------------------
-------------
                                                  5.   Sole
                                   Voting Power

                                   NONE
Number of       shares   )              -------------------------
----
Beneficially                       )         6.   Shared Voting
                                   Power
Owned by each  )
Reporting           )                   NONE
Person with:   )              -----------------------------
                                                  7.   Sole
                                   Dispositive Power

                                   NONE
                              -----------------------------
                                                  8.   Shared
                                   Dispositive Power

                                   7,158,834
-----------------------------------------------------------------
-------------
9. Aggregate amount beneficially owned by each reporting person

          7,158,834
-----------------------------------------------------------------
-------------
10. Check box if the aggregate amount in row (9) includes certain shares*

-----------------------------------------------------------------
-------------
11.     Percent of class represented by amount in row 9

          7.8%
-----------------------------------------------------------------
-------------
12.     Type of Reporting person*

        IA
-----------------------------------------------------------------
        -------------

                               13G

CUSIP No. 204932107                               Page 5 of 10
Pages
-----------------------------------------------------------------
-------------
1.   Name of reporting person
        S.S. or I.R.S. identification no. of above person

        The Putnam Advisory Company, Inc.
        04-6187127
-----------------------------------------------------------------
-------------
2.      Check the appropriate box if a member of a group*
          (a)(   )       (b)(   )
-----------------------------------------------------------------
-------------
3.      SEC use only

-----------------------------------------------------------------
-------------
4.      Citizenship or place of organization

               Massachusetts
-----------------------------------------------------------------
-------------
                                                  5.   Sole
                                   Voting Power

                                   NONE
Number of       shares   )              -------------------------
----
Beneficially                       )         6.   Shared Voting
                                   Power
Owned by each  )
Reporting           )                   128,315
Person with:   )              -----------------------------
                                                  7.   Sole
                                   Dispositive Power

                                   NONE
                              -----------------------------
                                                  8.   Shared
                                   Dispositive Power

                                   229,315
-----------------------------------------------------------------
-------------
9.   Aggregate amount beneficially owned by each reporting person

    229,315
-----------------------------------------------------------------
-------------
10. Check box if the aggregate amount in row (9) includes certain shares*

-----------------------------------------------------------------
-------------
11.  Percent of class represented by amount in row 9

     0.3%
-----------------------------------------------------------------
-------------
12.  Type of Reporting person*

        IA
-----------------------------------------------------------------
-------------

               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D. C.  20549

                          SCHEDULE 13G

            Under the Securities Exchange Act of 1934
                        (Amendment No. 1)



Item 1(a)      Name of Issuer:          CompUSA Inc. (nyse)

Item 1(b)      Address of Issuer's Principal Executive Offices:

14951 N. Dallas Parkway, Dallas, TX 75240,

Item 2(a)                               Item 2(b)

Name of Person Filing:                            Address or
                                   Principal Office or, if NONE,
                                   Residence:

Putnam Investments, Inc.           One Post Office Square
     ("PI")                        Boston, Massachusetts 02109
on behalf of itself and:

*Marsh & McLennan Companies, Inc.       1166 Avenue of the
Americas
    ("MMC")                        New York, NY  10036

Putnam Investment Management, Inc.      One Post Office Square
    ("PIM")                        Boston, Massachusetts 02109

The Putnam Advisory Company, Inc.       One Post Office Square
    ("PAC")                        Boston, Massachusetts 02109




Item 2(c)           Citizenship:  PI, PIM and PAC are
               corporations organized under Massachusetts law.
               The citizenship of other persons identified in
               Item 2(a) is designated as follows:

               *    Corporation - Delaware law
                              **   Voluntary association known as
                    Massachusetts business trust - Massachusetts law


Item 2(d)      Title of Class of Securities: Common

Item 2(e)      Cusip Number:  204932107

                       Page 6 of 10 Pages


Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:


(a)(   )  Broker or Dealer registered under Section 15 of the Act


(b)(   )  Bank as defined in Section 3(a)(6) of the Act


(c)(   )  Insurance Company as defined in Section 3(a)(19) of the
          Act


(d)(    ) Investment Company registered under Section 8 of the
          Investment Company Act


(e)( X )  Investment Adviser registered under Section 203 of the
          Investment Advisers Act of 1940


(f)( ) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income
          Security Act of 1974 or Endowment Fund; see (Section
          240.13d-1(b)(1)(ii)(F)


(g)( X )  Parent Holding Company, in accordance with Section
          240.13d-1(b)(ii)(G)


(h)(   )  Group, in accordance with Section
240.13d-1(b)(1)(ii)(H)





                          Page 7 of 10 Pages

Item 4.
Ownership.
                              M&MC                PIM*           PAC            PI
                              -----                    -----               ---            ----
                         (Parent holding               (Investment advisers          (Parent company
                         company to PI)           & subsidiaries of PI)         to PIM and PAC)


(a)  Amount Beneficially
     Owned:                   NONE                7,158,834 +    229,315   =    7,388,149

(b)  Percent of Class:             NONE                7.8%      +    0.3%      =    8.1%

(c)  Number of shares as
     to which such person has:

(1)  sole power to vote
     or to direct the vote;
     (but see Item 7)              NONE                NONE           NONE           NONE

(2)  shared power to vote
     or to direct the vote;
     (but see Item 7)              NONE                NONE           128,315             128,315

(3)  sole power to dispose
     or to direct the
     disposition of;
     (but see Item 7)              NONE                NONE           NONE           NONE

(4)  shared power to
     dispose or to direct
     the disposition of;
     (but see Item 7)              NONE                ALL            ALL            ALL



                               Page 8 of 10 Pages


Item 5.   Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date thereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).

Item 6.   Ownership of More than Five/Ten Percent on Behalf of
Another Person:
No persons other than the persons filing this Schedule 13G have an economic interest in the securities reported on which relates to more than five percent of the class of securities. Securities reported on this Schedule 13G as being beneficially owned by M&MC and PI consist of securities beneficially owned by subsidiaries of PI which are registered investment advisers, which in turn include securities beneficially owned by clients of such investment advisers, which clients may include investment companies registered under the Investment Company Act and/or employee benefit plans, pension funds, endowment funds or other institutional clients.

Item 7.   Identification and Classification of the Subsidiary
Which Acquired the Security Being Reported on By the Parent
Holding Company.

PI, which is a wholly-owned subsidiary of M&MC, wholly owns two registered investment advisers: Putnam Investment Management, Inc., which is the investment adviser to the Putnam family of mutual funds and The Putnam Advisory Company, Inc., which is the investment adviser to Putnam's institutional clients. Both subsidiaries have dispository power over the shares as investment managers, but each of the mutual fund's trustees have voting power over the shares held by each fund, and The Putnam Advisory Company, Inc. has shared voting power over the shares held by the institutional clients. Pursuant to Rule 13d-4, M&MC and PI declare that the filing of this Schedule 13G shall not be deemed an admission by either or both of them that they are, for the purposes of Section 13(d) or 13(g) the beneficial owner of any securities covered by this Section 13G, and further state that neither of them have any power to vote or dispose of, or direct the voting or disposition of, any of the securities covered by this Schedule 13G.

Item 8.   Identification and Classification of Members of the
Group:
          Not applicable.

Item 9.   Notice of Dissolution of Group:

          Not applicable.

Item 10.  Certification.

                       Page 9 of 10 Pages

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business, were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


PUTNAM INVESTMENTS, INC.


     /s/
BY:  -------------------------------------------
     Signature

     Name/Title:    Frederick S. Marius
     Assistant Vice President and Associate Counsel

     Date:     April 7, 1997


For this and all future filings, reference is made to Power of Attorney dated November 9, 1992, with respect to duly authorized signatures on behalf of Marsh & McLennan Companies, Inc., Putnam Investments, Inc., Putnam Investment Management, Inc., The Putnam Advisory Company, Inc. and any Putnam Fund wherever applicable.

For this and all future filings, reference is made to an Agreement dated June 28, 1990, with respect to one filing of
Schedule 13G on behalf of said entitites, pursuant to Rule
13d-1(f)(1).






                       Page 10 of 10 Pages